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                                                                      EXHIBIT 21



         List of Subsidiaries of Bingham Financial Services Corporation

1.  MHFC, Inc., a Michigan corporation
2. Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company
3. Bloomfield Servicing Company, L.L.C., a Michigan limited liability company
4. MHFC of New Mexico, Inc., a Michigan corporation and wholly owned subsidiary of MHFC, Inc.
5. IJK Insurance Agency, Inc., a Michigan corporation and wholly owned subsidiary of MHFC, Inc.